Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (No., 333-168029, 333-154402 and No. 333-154403) on Form S-8 of ChromaDex Corporation of our report dated March 16, 2011 relating to our audits of the consolidated financial statements, which appear in this Annual Report on Form 10-K of ChromaDex Corporation for the year ended January 1, 2011.

/s/ McGladrey & Pullen, LLP

Schaumburg, Illinois
March 16, 2011